Exhibit 99.1

[NORTHWEST AIRLINES(R) LETTERHEAD]

NEWSRELEASE

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES REPORTS FOURTH QUARTER 2002 AND FULL YEAR RESULTS

ST. PAUL, MINN. – (January 21, 2003) – Northwest Airlines Corporation (NASDAQ: NWAC), the parent of Northwest Airlines, today reported a fourth quarter net loss of $488 million or $5.68 per common share.  This compares to a fourth quarter 2001 net loss of $216 million or $2.55 per common share.

Excluding unusual items, Northwest reported a fourth quarter 2002 net loss of $178 million or $2.08 per common share, compared to a fourth quarter 2001 net loss of $256 million or $3.02 per common share.  These results were in-line with consensus estimates of a $2.14 loss per share.

Fourth quarter 2002 results included $464 million in unusual pre-tax charges, principally attributable to the accelerated retirement of certain Boeing 747-200 and DC10-30 aircraft, costs associated with the closure of several facilities, and a partial write-down of the receivable related to the grant under the Airline Stabilization Act.  In addition, the fourth quarter tax rate reflected a provision of $15 million for tax credits that are expected to expire unused.

“Although Northwest Airlines outperformed most of its network carrier competitors in 2002 across relevant financial measures, our absolute performance was disappointing. While the impact of a slow economy remains a serious issue for the entire industry, the industry’s revenue environment has permanently changed and we must, and will, operate our airline accordingly,” said Richard Anderson, chief executive officer.

Anderson continued, “While Northwest has been aggressively managing its costs since early 2001, we must work even harder with our employees, suppliers, and other partners to bring our costs in line with expected revenues. We must be able to compete more effectively with airlines that are dramatically reducing their operating costs through bankruptcy, as well as the rapidly growing low cost airlines.”

Looking ahead, Anderson added, “ There are several uncertainties including a possible conflict in Iraq, further fuel price increases, and a soft global economy that make it difficult to forecast when the airline will report a quarterly profit.  However, our management team is convinced that working together with our employees, labor leaders and suppliers, Northwest will make the adjustments necessary to be competitive in a permanently changed environment.”

For the full year, Northwest reported a net loss of $798 million, inclusive of unusual items, or $9.32 per common share, which compares to a full year 2001 reported net loss of $423 million, or $5.03 per common share.   Excluding unusual items, the net loss for the full year 2002 of  $488 million represented a modest improvement versus last year’s $536 million net loss.

While not impacting its income statement, Northwest also recorded a $1.0 billion after-tax reduction to stockholders’ equity to reflect the funding status of its pension plans at year-end.

Operating Results

Fourth quarter 2002 operating revenues of $2.3 billion were up 17.8%, while operating expenses, excluding unusual items, increased 9.4% as compared to the fourth quarter of last year.  This resulted in a 7.6% fourth quarter 2002 negative operating margin, which was 8.3 points better than the same measure from a year ago.

For the quarter, Northwest continued to report the highest load factors among its peer group of major airlines with a system load factor of 74.4%, up 4.9 points on a 9.2% increase in capacity year-over-year.   Northwest ended the full year 2002 with a system load factor of 77.1%, which was 5.5 points better than the collective average of the other major airlines.

Northwest’s fourth quarter system unit passenger revenue (RASM) improved 7.5% from the same period last year, as the airline continued to outperform the domestic industry average in absolute RASM with both higher yields and load factors.

Fourth quarter operating cost per seat mile (CASM), excluding fuel and unusual items, decreased 2.6% year-over-year, benefiting from previously implemented and ongoing cost reduction programs.

In late 2002, Northwest deferred the delivery of 13 new Airbus aircraft, previously scheduled for delivery in 2003 through 2005, by an average of more than 2 years per aircraft. In recent weeks, Northwest completed its fifth round of cost reductions since early 2001, which included ideas from more than 4,000 employees for cost reduction and revenue enhancements.  The permanent benefit from all rounds of cost cutting now total more than $1.2 billion.

Northwest had $2.2 billion in total cash at quarter-end, including $100 million in restricted cash.

Other Activity

In December, Northwest completed the expansion of its e-service center check-in kiosks at nearly 100 new locations. The convenient airport check-in tools are now at 143 locations, making Northwest the airline with service kiosks at more airports than any other airline in the world.  In November, Northwest became the first airline to launch a self-service check-in option to most of its e-ticket eligible destinations in Asia and Europe.

Doug Steenland, president, said, “With our commitment to making the travel experience more efficient, we are pleased that more than one million customers took advantage of Northwest’s Internet and e-service center check-in options during both November and December.”

During 2002, independent parties and publications, reflecting the choices of business and leisure travelers from throughout the world, recognized Northwest’s efforts to make travel more convenient through its world-class hub airport facilities, customer service technology, and growing global network.  A 2002 J.D. Power and Associates study ranked airports at Detroit and Minneapolis/St. Paul, home to Northwest’s two largest hubs, tied for second place among large domestic airports in overall customer satisfaction. Business travelers who subscribe to the OAG print and electronic flight guides rated nwa.com as the best airline Web site. Readers of TTG Asia and TTG China named Northwest “Best North American airline.”

Northwest Airlines

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and more than 1,500 daily departures. With its travel partners, Northwest serves nearly 750 cities in almost 120 countries on six continents.

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements.  Such risks and uncertainties include, among others, the future level of air travel demand, the Company’s future load factors and yields, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States, the price and availability of jet fuel, the possibility of war with Iraq, and the possibility of additional terrorist attacks or the fear of such attacks.  Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

# # #

For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31		Percent Change		Twelve Months Ended December 31		Percent Change
	2002	2001			2002	2001
OPERATING REVENUES
Passenger(a)	$1,928	$1,635	17.9		$8,025	$8,417	(4.7)
Cargo	231	176	31.3		735	720	2.1
Other	180	174	3.4		729	768	(5.1)
Total operating revenues	2,339	1,985	17.8		9,489	9,905	(4.2)

OPERATING EXPENSES
Salaries, wages and benefits	1,008	917	9.9		3,845	3,847	(0.1)
Aircraft fuel and taxes	393	317	24.0		1,439	1,727	(16.7)
Selling and marketing	174	179	(2.8)		803	1,004	(20.0)
Aircraft maintenance materials and repairs	141	133	6.0		576	669	(13.9)
Depreciation and amortization	132	134	(1.2)		531	529	0.5
Aircraft rentals	115	114	0.9		460	447	2.9
Other rentals	70	65	7.8		277	264	5.0
Landing fees	77	68	13.2		296	269	10.0
Other	406	373	8.9		1,673	1,740	(3.8)
Aircraft write-downs and other unusual items	435 (b)	126 (c)	244.3		435 (b)	277 (d)	56.9
Total operating expenses	2,951	2,426	21.6		10,335	10,773	(4.1)

OPERATING LOSS	(612)	(441)	(38.8)		(846)	(868)	2.5
Operating margin	(26.2)%	(22.2)%	(4.0	)pts.	(8.9)%	(8.8)%	(0.1	)pts.

OTHER INCOME (EXPENSE)
Airline Stabilization Act funds(e)	(27)	212	(27)		461
Interest expense, net	(109)	(94)	(16.0)		(402)	(340)	(18.2)
Interest of preferred security holder	(6)	(6)	0.0		(25)	(25)	0.0
Investment income	11	14	(21.4)		46	66	(30.3)
Foreign currency gain (loss)	(1)	12	(11)		6
Other	(1)	(27)	96.3		45	30	50.0
Total other income (expense)	(133)	111	(219.8)		(374)	198	(288.9)

LOSS BEFORE INCOME TAXES	(745)	(330)	(125.8)		(1,220)	(670)	(82.1)

Income tax benefit(f)	(257)	(114)			(422)	(247)

NET LOSS	$(488)	$(216)			$(798)	$(423)

Loss per common share:
Basic	$(5.68)	$(2.55)			$(9.32)	$(5.03)
Diluted	$(5.68)	$(2.55)			$(9.32)	$(5.03)

Average shares used in computation:
Basic	86	85			86	84
Diluted	86	85			86	84

NOTES:

(a)                                  Includes Pinnacle Airlines passenger revenues of $74 million and $55 million for the quarter ended December 31, 2002 and 2001, respectively; and $271 million and $198 million for the year ended December 31, 2002 and 2001, respectively.

(b)                                  The Company recorded aircraft and aircraft related write-downs of $366 million, Atlanta maintenance facility closure costs of $46 million and other unusual operating charges of $23 million during the quarter ended December 31, 2002.

(c)                                  The Company recorded aircraft write-downs of $126 million during the quarter ended December 31, 2001.

(d)                                  The Company recorded aircraft write-downs of $161 million and unusual charges of $90 million for retroactive pay and benefits related to the AMFA contract settlement and $26 million relating to severance costs caused by layoffs as a result of the events of September 11, 2001, during the year ended December 31, 2001.

(e)                                  During the quarter ended December 31, 2002, the Company recorded a $27 million charge to write-down the receivable from the U.S. Government to reflect the final amount to be received under the Airline Stabilization Act.

(f)                                    During the quarter ended December 31, 2002, the Company recorded additional tax expense of $15 million related to the displacement of previously utilized tax credits that are expected to expire unused.

NORTHWEST AIRLINES CORPORATION

OPERATING STATISTICS(1)

	Three Months Ended December 31		Percent Change		Twelve Months Ended December 31		Percent Change
	2002	2001			2002	2001
Scheduled Service:
Available seat miles (ASM) (millions)	23,063	21,118	9.2		93,417	98,356	(5.0)
Revenue passenger miles (millions)	17,157	14,682	16.9		72,027	73,126	(1.5)
Passenger load factor (percent)	74.4	69.5	4.9	pts.	77.1	74.3	2.8	pts.
Revenue passengers (thousands)	12,779	11,348	12.6		52,669	54,056	(2.6)
Revenue yield per passenger mile (cents)	10.80	10.76	0.4		10.76	11.24	(4.3)
Passenger revenue per scheduled ASM (cents)	8.04	7.48	7.5		8.30	8.36	(0.7)

Operating revenue per total ASM (cents)(2)	8.91	8.36	6.6		9.11	9.17	(0.7)
Operating expense per total ASM (cents)(2)	9.79	9.85	(0.6)		9.50	9.67	(1.8)
Operating expense per total ASM, fuel neutral (cents)(2)	9.59	9.85	(2.6)		9.69	9.67	0.2

Cargo ton miles (CTM) (millions)	614	519	18.3		2,221	2,161	2.8
Cargo revenue per ton mile (cents)	37.49	33.86	10.7		33.08	33.28	(0.6)

Fuel gallons consumed (millions)	464	433	7.2		1,896	2,029	(6.6)
Average fuel cost per gallon, excluding fuel taxes (cents)	77.76	66.89	16.3		69.33	79.26	(12.5)
Number of operating aircraft at end of period					439	428	2.6
Full-time equivalent employees at end of period					44,323	45,708	(3.0)

(1)                                  All statistics exclude Pinnacle Airlines, a wholly-owned Northwest Airlink regional carrier, which is consistent with how the Company reports statistics to the DOT and is comparable to statistics reported by other major network airlines.

(2)                                  Excludes the estimated revenues and expenses associated with the operation of Northwest’s fleet of Boeing 747 freighter aircraft, MLT Inc., NBA transportation program, gain/loss on disposal of assets and unusual items.

SELECTED BALANCE SHEET DATA

	December 31, 2002	December 31, 2001

Cash and cash equivalents	$2,097	$2,512
Restricted short-term investments	100	100
Cash and cash equivalents, including restricted amounts	2,197	2,612

Total assets	13,289	12,955
Long-term debt, including current maturities	6,531	5,051
Long-term obligations under capital leases, including current obligations	451	586
Common stockholders’ deficit	(2,262)	(431)

SUPPLEMENTAL TABLE - EARNINGS PER SHARE

The Company’s loss per common share (“EPS”) and net loss (in millions) were impacted by the following factors (unusual items are presented net of tax at the Company’s statutory tax rate):

	Period Ended December 31, 2002
	Three Months		Twelve Months
	EPS	Dollars	EPS	Dollars

Loss per common share - excluding unusual items	$(2.08)	$(178)	$(5.71)	$(488)
Aircraft write-downs	(2.70)	(232)	(2.71)	(232)
Atlanta aircraft maintenance facility closure costs	(.34)	(30)	(.34)	(30)
Other unusual operating charges	(.17)	(14)	(.17)	(14)
Airline Stabilization Act receivable write-down	(.20)	(17)	(.20)	(17)
Tax credit expiration and non-operating unusual charges	(.19)	(17)	(.19)	(17)
Loss per common share	$(5.68)	$(488)	$(9.32)	$(798)

	Period Ended December 31, 2001
	Three Months		Twelve Months
	EPS	Dollars	EPS	Dollars

Loss per common share - excluding unusual items	$(3.02)	$(256)	$(6.37)	$(536)
Aircraft write-downs	(.95)	(81)	(1.22)	(102)
Retroactive pay and benefits	—	—	(.67)	(57)
Employee severance	—	—	(.20)	(17)
Airline Stabilization Act funds	1.59	135	3.47	292
Gain on sale of investment in Continental	—	—	.13	11
Other non-operating unusual charges	(.17)	(14)	(.17)	(14)
Loss per common share	$(2.55)	$(216)	$(5.03)	$(423)